CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 63 to the Registration Statement on Form N-1A of Fidelity Charles Street Trust: Fidelity Asset Manager, Fidelity Asset Manager: Growth and Fidelity Asset Manager: Income of our reports dated November 10, 1998 and our reports dated November 6, 1998 for Fidelity Short-Intermediate Government Fund, Spartan Short-Term Bond Fund and Spartan Investment Grade Bond Fund on the financial statements and financial highlights included in the September 30, 1998 Annual Reports to Shareholders.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statements of Additional Information.
       /s/PricewaterhouseCoopers LLP
       PricewaterhouseCoopers LLP
Boston, Massachusetts
November 18, 1998